EXHIBIT (a)(1)(ii)

BLACKROCK FIXED INCOME VALUE OPPORTUNITIES
100 Bellevue Parkway
Wilmington, Delaware 19809

     OFFER TO PURCHASE FOR CASH 45,400
OF ITS ISSUED AND OUTSTANDING SHARES
AT NET ASSET VALUE PER SHARE

SUMMARY TERM SHEET

THIS SUMMARY HIGHLIGHTS CERTAIN INFORMATION IN THE OFFER TO PURCHASE. TO UNDERSTAND THE OFFER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE TERMS OF THE OFFER, YOU SHOULD CAREFULLY READ THIS ENTIRE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL FOR THE FUND. WE HAVE INCLUDED SECTION REFERENCES TO THE OFFER TO PURCHASE TO DIRECT YOU TO A MORE COMPLETE DESCRIPTION OF THE TOPICS IN THIS SUMMARY.

•	WHAT SECURITIES IS BLACKROCK FIXED INCOME VALUE OPPORTUNITIES OFFERING TO PURCHASE? BlackRock Fixed Income Value Opportunities (the “Fund”) is offering to purchase up to 45,400 shares of its common shares of beneficial interest (the “Shares”) that may be held by you and other shareholders (the “Offer”). If more than 45,400 Shares are surrendered (or “tendered”) by shareholders in response to the Offer, the Fund expects either to extend the Offer period and increase the number of Shares it is offering to purchase or to purchase the Shares tendered on a pro rata basis. The Offer is not conditioned upon the tender of any minimum number of Shares. See Section 1 “Price; Number of Shares.”
•	HOW DO I TENDER MY SHARES? If your Shares are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, you must contact that entity and request that your Shares be tendered to the Fund.

If you wish to tender your Shares and your respective Shares are registered in your name, you may send a properly completed and executed Letter of Transmittal and any additional documents required by the Letter of Transmittal to BNY Mellon Investment Servicing (US) Inc. (the “Transfer Agent”). The Transfer Agent must receive these documents prior to the scheduled expiration of the Offer (currently Monday, March 24, 2014 at 4:00 p.m., Eastern Time). See Section 2 “Procedure for Tendering Shares.”

•	HOW MUCH IS THE FUND OFFERING TO PAY ME FOR MY SHARES? The Fund will pay you cash in an amount equal to the Fund’s net asset value (“NAV”) per Share as of the close of business of the New York Stock Exchange on the expiration date (currently Monday, March 24, 2014). As of February 19, 2014, the Fund’s NAV, which fluctuates on a daily basis, was $682.50 per Share. See Section 1 “Price; Number of Shares.”
•	WILL I HAVE TO PAY ANY FEES OR COMMISSIONS IF I TENDER MY SHARES? If you tender your Shares through a broker, dealer or other nominee, that broker, dealer or other nominee may charge you a fee for processing the transaction on your behalf. The Transfer Agent charges a fee of $7.50 for redemption payments made by wire transfer and $15 for redemption by check sent via overnight mail. See Section 2 “Procedure for Tendering Shares.”
•	WILL THERE BE ANY TAX CONSEQUENCES TO ME IF I TENDER MY SHARES? If your tendered Shares are accepted, it will be a taxable transaction in the form of a “sale or exchange.” You should consult your tax advisor regarding the tax consequences to you of tendering your Shares. See Section 12 “Certain Federal Income Tax Consequences.”
•	WHEN WILL THE OFFER EXPIRE? HOW WILL I KNOW IF THE OFFERING PERIOD IS EXTENDED OR IF THE OFFER IS TERMINATED? The Offer expires Monday, March 24, 2014, at 4:00 p.m., Eastern Time, unless the Fund makes a public announcement either extending or terminating the Offer. If the Fund extends the Offer period, the Fund’s public announcement will be made no later than 9:00 a.m. on the next business day after the previously scheduled expiration date. See Section 1 “Price; Number of Shares” and Section 13 “Extension of Tender Period; Termination; Amendments.”

•	MAY I WITHDRAW MY TENDERED SHARES? You may withdraw your tendered Shares at any time prior to the expiration date, which, unless extended, is currently Monday, March 24, 2014 at 4:00 p.m., Eastern Time. Additionally, if the Fund has not yet accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after April 18, 2014. To withdraw your tendered Shares, you should contact your financial advisor or other nominee, or you should submit proper written notice to the Fund’s Transfer Agent. See Section 3 “Withdrawal Rights.”
•	DOES THE FUND HAVE THE FINANCIAL RESOURCES TO PAY ME FOR MY SHARES? Assuming that the Fund purchases 45,400 of its Shares at the February 19, 2014 NAV of $682.50 per Share, the Fund’s total cost, not including fees and expenses incurred in connection with the Offer, will be approximately $31 million. The Fund expects to have adequate money to finance the purchase of its tendered Shares. See Section 8 “Source and Amount of Funds.”
•	WHY IS THE FUND MAKING THE OFFER TO PURCHASE SHARES OF ITS COMMON SHARES? No established secondary trading market currently exists for the Fund’s Shares. As a result, the Fund’s Board of Trustees decided to provide liquidity for shareholders and to facilitate the liquidation of the Fund by making the Offer. Neither the Fund nor its Board of Trustees makes any recommendation as to whether or not you should tender your Shares. See Section 6 “Purpose of the Offer.”
•	WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER? The Offer is not conditioned upon the tender of any minimum number of Shares. Under certain circumstances, the Fund may terminate or amend the Offer or postpone the acceptance of its Shares for payment. See Section 5 “Certain Conditions of the Offer.”
•	IF I DECIDE NOT TO TENDER MY SHARES, HOW WILL THE OFFER AFFECT MY SHARES? If you do not tender your Shares, you may be subject to certain risks resulting from the Fund reducing its assets to pay for tendered Shares. These risks include increased volatility in the Fund’s NAV and higher expenses. In addition, the Fund has commenced the process of liquidating portfolio assets and unwinding its affairs in preparation for the Fund’s anticipated termination on or before December 31, 2014. The Fund may not be actively managed during the liquidation period in accordance with its investment objectives and policies or in a manner designed to produce investment returns analogous to that which it attempted to achieve during its investment operations. While the Fund expects to make periodic liquidating distributions to shareholders in advance of its termination and its final liquidating distribution of assets on or prior to December 31, 2014, the Fund is otherwise unable to predict when it will make liquidating distributions to shareholders under the Plan of Liquidation and Dissolution. The actual amount to be received as liquidating distributions by shareholders is subject to uncertainties and not possible to predict at this time. See Section 7 “Certain Effects of the Offer” and Section 10 “Certain Information About the Fund.”
•	WHO SHOULD I CALL IF I NEED MORE INFORMATION? Questions and requests for assistance may be directed to your financial advisor or other nominee, or to BlackRock Advisors, LLC at the address and telephone number set forth below. Requests for additional copies of this Offer to Purchase and the applicable Letter of Transmittal should be directed to BlackRock Advisors, LLC.

BlackRock Advisors, LLC
P.O. Box 9819
Providence, Rhode Island 02940-8019
1-800-441-7762

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BLACKROCK FIXED INCOME VALUE OPPORTUNITIES
100 Bellevue Parkway
Wilmington, Delaware 19809

     OFFER TO PURCHASE FOR CASH 45,400
OF ITS ISSUED AND OUTSTANDING SHARES
AT NET ASSET VALUE PER SHARE

THE EXPIRATION DATE AND THE WITHDRAWAL DEADLINE IS 4:00 P.M.,
EASTERN TIME, ON MONDAY, MARCH 24, 2014, UNLESS EXTENDED.

To the Holders of Shares of
BLACKROCK FIXED INCOME VALUE OPPORTUNITIES:

     BlackRock Fixed Income Value Opportunities (The “Fund”) is offering to purchase up to 45,400 of its issued and outstanding shares of beneficial interest, par value $0.001 per share (the “Shares”), for cash at a price equal to its net asset value (the “NAV”) per Share as of the close of business on the New York Stock Exchange on Monday, March 24, 2014, the expiration date, unless extended, upon the terms and conditions set forth in this Offer to Purchase (the “Offer”) and the related Letter of Transmittal. The Shares are not currently traded on an established secondary market. The NAV on February 19, 2014 was $682.50 per Share.

     You can obtain current NAV quotations from your financial advisor or the Transfer Agent (BNY Mellon Investment Servicing (US) Inc.). See Section 1 “Price; Number of Shares.”

     If more than 45,400 Shares are duly tendered prior to the expiration of the Offer, assuming no changes in the factors originally considered by the Fund’s Board of Trustees when it determined to make the Offer to Purchase, the Fund will either (1) extend the Offer period, if necessary, and increase the number of Shares that the Fund is offering to purchase to an amount which it believes will be sufficient to accommodate the excess Shares tendered, as well as any Shares tendered during the extended Offer period, or (2) purchase 45,400 Shares (or such greater number of Shares sought) on a pro rata basis.

     The Fund has commenced the process of liquidating portfolio assets and unwinding its affairs in preparation for the Fund’s anticipated termination on or before December 31, 2014. The Fund continues to exist in order to liquidate its property, discharge its liabilities and distribute remaining capital to shareholders, and otherwise conduct its operations for the purposes of effecting the complete liquidation and dissolution of the Fund in accordance with the Plan of Liquidation and Dissolution. The Fund may hold assets, pending distribution, in cash or cash equivalents and may effect distributions through tender offers for its shares. The Fund may not be actively managed during the liquidation period in accordance with its investment objectives and policies or in a manner designed to produce investment returns analogous to that which it attempted to achieve during its investment operations. While the Fund expects to make periodic liquidating distributions to shareholders in advance of its termination and its final liquidating distribution of assets on or prior to December 31, 2014, the Fund is otherwise unable to predict when it will make liquidating distributions to shareholders under the Plan of Liquidation and Dissolution. The actual amount to be received as liquidating distributions by shareholders is subject to uncertainties and not possible to predict at this time.

     THE OFFER IS BEING MADE TO ALL SHAREHOLDERS OF THE FUND AND IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED.

IMPORTANT

     If you desire to tender all or any portion of your Shares, you should either (1) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you, or (2) if you own your Shares directly, complete and sign the Letter of Transmittal and mail or deliver it and any other required documents to the Transfer Agent. If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such broker, dealer, commercial bank, trust company or other nominee if you desire to tender your Shares. The Transfer Agent, charges a fee of $7.50 for redemption payments made by wire transfer and $15 for redemption by check sent via overnight mail.

     NEITHER THE FUND NOR ITS BOARD OF TRUSTEES MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. EACH SHAREHOLDER MUST MAKE HIS OR HER OWN DECISION WHETHER TO TENDER SHARES, AND IF SO, HOW MANY SHARES TO TENDER.

     NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE FUND AS TO WHETHER SHAREHOLDERS SHOULD TENDER SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND. THESE TRANSACTIONS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTIONS NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

     Questions and requests for assistance may be directed to your financial advisor or other nominee, or to BlackRock Advisors, LLC (“BlackRock Advisors”) at the address and telephone number set forth below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal should be directed to BlackRock Advisors.

February 24, 2014	BLACKROCK FIXED INCOME
VALUE OPPORTUNITIES

BlackRock Advisors, LLC
P.O. Box 9819
Providence, Rhode Island 02940-8019
1-800-441-7762

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TABLE OF CONTENTS
Section			Page
1	.	Price; Number of Shares	4
2	.	Procedure for Tendering Shares	4
3	.	Withdrawal Rights	5
4	.	Payment for Shares	5
5	.	Certain Conditions of the Offer	6
6	.	Purpose of the Offer	6
7	.	Certain Effects of the Offer	6
8	.	Source and Amount of Funds	6
9	.	Summary of Selected Financial Information	7
10	.	Certain Information About the Fund	9
11	.	Additional Information	9
12	.	Certain Federal Income Tax Consequences	10
13	.	Extension of Tender Period; Termination; Amendments	11
14	.	Miscellaneous	11

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     1. Price; Number of Shares. The Fund will, upon the terms and subject to the conditions of the Offer, purchase up to 45,400 of its issued and outstanding Shares, in each case, which are tendered and not withdrawn prior to 4:00 p.m., Eastern Time, on March 24, 2014 (such time and date being hereinafter called the “Initial Expiration Date”), unless it determines to accept none of them. The Fund reserves the right to extend the Offer. See Section 13 “Extension of Tender Period; Termination; Amendments.” The later of the Initial Expiration Date or the latest time and date to which the Offer is extended is hereinafter called the “Expiration Date.” The purchase price of the Shares will be its NAV per Share as of the close of business of the New York Stock Exchange on the Expiration Date.

     The Fund’s Offer is being made to all shareholders of the Fund and is not conditioned upon any minimum number of Shares being tendered. If more than 45,400 Shares of the Fund are duly tendered prior to the expiration of the Offer, assuming no changes in the factors originally considered by the Fund’s Board of Trustees when it determined to make the Offer, the Fund will either (1) extend the Offer period, if necessary, and increase the number of Shares that the Fund is offering to purchase to an amount that it believes will be sufficient to accommodate the excess Shares tendered as well as any Shares tendered during the extended Offer period, or (2) purchase 45,400 Shares (or such greater number of Shares sought) on a pro rata basis.

     As of January 31, 2014, there were approximately 181,562 Shares issued and outstanding and there were 95 holders of record of the Shares. The Fund has been informed that no Trustee, officer or affiliate of the Fund intends to tender any Shares pursuant to the Offer. The Shares currently are not traded on any established secondary market. Current NAV quotations for the Shares can be obtained from your financial advisor or from BlackRock Advisors at 1-800-441-7762.

     2. Procedure for Tendering Shares. In order for you to tender any of your Shares pursuant to the Offer, you may either: (a) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you, in which case a Letter of Transmittal is not required, or (b) if the Shares are registered in your name, send to the Transfer Agent (BNY Mellon Investment Servicing (US) Inc., P.O. Box 9819, Providence, RI 02940-8019, Attn: FIVO Tender Offer), a properly completed and executed Letter of Transmittal for the Fund and any other required documents. Please contact BlackRock Advisors at 1-800-441-7762 as to any additional documents which may be required.

A. Procedures for Beneficial Owners Holding Shares Through Brokers or Nominees.

     If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such broker, dealer, commercial bank, trust company or other nominee if you desire to tender your Shares. You should contact such broker, dealer, commercial bank, trust company or other nominee in sufficient time to permit notification of your desire to tender to reach the Transfer Agent by the Expiration Date. No brokerage commission will be charged on the purchase of Shares by the Fund pursuant to the Offer. However, a broker or dealer may charge a fee for processing the transaction on your behalf. Also, the Transfer Agent charges a fee of $7.50 for redemption payments made by wire transfer and $15 for redemption payments made by check sent via overnight mail.

B. Procedures for Registered Shareholders.

     If you will be mailing or delivering a Letter of Transmittal and any other required documents to the Transfer Agent in order to tender your Shares, they must be received on or prior to the Expiration Date by the Transfer Agent (BNY Mellon Investment Servicing (US) Inc., P.O. Box 9819, Providence, RI 02940-8019, Attn: FIVO Tender Offer).

     Signatures on a Letter of Transmittal MUST be accompanied by a medallion signature guarantee. You can obtain a medallion signature guarantee stamp from a bank, securities dealer, securities broker, credit union, savings and loan association, national securities exchange or registered securities association. A notary public seal will not be acceptable.

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     Payment for Shares tendered and purchased will be made only after receipt by the Transfer Agent on or before the Expiration Date of a properly completed and duly executed Letter of Transmittal and any other required documents.

     The method of delivery of any documents is at the election and risk of the party tendering the shares. If documents are sent by mail, it is recommended that they be sent by registered mail, properly insured, with return receipt requested.

C. Determinations of Validity.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, whose determination shall be final and binding. The Fund reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or the acceptance of or payment for which would, in the opinion of counsel for the Fund, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Shares or any particular shareholder, and the Fund’s interpretations of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such times as the Fund shall determine. Tenders will not be deemed to have been made until the defects or irregularities have been cured or waived. Neither the Fund, BlackRock Advisors nor the Transfer Agent, nor any other person shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give such notice.

D. Tender Constitutes an Agreement.

     A tender of Shares made pursuant to any one of the procedures set forth above will constitute an agreement between the tendering shareholder and the Fund in accordance with the terms and subject to the conditions of the Offer.

     3. Withdrawal Rights. You may withdraw Shares tendered at any time prior to the Expiration Date and, if the Shares have not yet been accepted for payment by the Fund, at any time after April 18, 2014.

     Shareholders whose accounts are maintained through another broker, dealer, commercial bank, trust company or other nominee should notify such nominee of their wish to withdraw prior to the Expiration Date. Shareholders whose accounts are maintained directly through the Transfer Agent should submit written notice to the Transfer Agent.

     To be effective, any notice of withdrawal must be timely received by the Transfer Agent (BNY Mellon Investment Servicing (US) Inc., P.O. Box 9819, Providence, RI 02940-8019, Attn: FIVO Tender Offer). Any notice of withdrawal must specify the name of the person having deposited the Shares to be withdrawn and the number of Shares to be withdrawn. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Fund in its sole discretion, whose determination shall be final and binding. Shares properly withdrawn shall not thereafter be deemed to be tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 2 “Procedure for Tendering Shares.”

     4. Payment for Shares. For purposes of the Offer, the Fund will be deemed to have accepted for payment (and thereby purchased) its Shares that are tendered as, if, and when it gives oral or written notice to the Transfer Agent of its election to purchase such Shares.

     Payment for Shares will be made promptly by the Transfer Agent to tendering shareholders as directed by the Fund.

     The Fund will not pay any interest on the purchase price under any circumstances.

     Transfer taxes may be applicable under certain circumstances.  You should consult your own tax advisor for a complete description of the tax consequences to you of a sale of Shares pursuant to the Offer.

     As noted above, selected securities dealers or other financial intermediaries may charge a processing fee to confirm a repurchase of shares pursuant to a tender offer. The Transfer Agent charges a fee of $7.50 for redemption payments made by wire transfer and $15 for redemption payments made by check sent via overnight mail.

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     5. Certain Conditions of the Offer. The Fund shall not be required to accept for payment or pay for any of its Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or payment for, its respective Shares tendered, if: (1) such purchases would impair the Fund’s status as a regulated investment company under the Internal Revenue Code of 1986, as amended (the “Code”) (which would cause the Fund’s income to be taxed at the corporate level in addition to the taxation of shareholders who receive dividends from the Fund); (2) the Fund would not be able to liquidate portfolio securities in a manner which is orderly and consistent with the Fund’s investment objective and policies in order to enable the Fund to purchase interests tendered by the Fund and, consequently, to permit the Fund to purchase Shares tendered pursuant to the Offer; or (3) there is, in the Fund’s Board of Trustees’ judgment, any (a) legal action or proceeding instituted or threatened challenging the Offer or otherwise materially adversely affecting the Fund, (b) declaration of a banking moratorium by Federal or state authorities or any suspension of payment by banks in the United States or New York State, which is material to the Fund, (c) limitation imposed by Federal or state authorities on the extension of credit by lending institutions, (d) commencement of war, armed hostilities, acts of terrorism or other international or national calamity directly or indirectly involving the United States, which is material to the Fund, or (e) other event or condition which would have a material adverse effect on the Fund or its shareholders if Shares tendered pursuant to the Offer were purchased. If the Fund determines to amend the Offer or to postpone the acceptance for payment of or payment for Shares tendered, it will, to the extent necessary, extend the period of time during which the Offer is open. Moreover, in the event any of the foregoing conditions are modified or waived in whole or in part at any time, the Fund will promptly make a public announcement of such waiver and may, depending on the materiality of the modification or waiver, extend the Offer period. See Section 13 “Extension of Tender Period; Termination; Amendments.”

     6. Purpose of the Offer. The Fund does not currently believe there will be an active secondary market for its Shares. The Fund’s Board of Trustees has determined that it would be in the best interest of shareholders for the Fund to take action to attempt to provide liquidity to shareholders and to facilitate the liquidation of the Fund.

     7. Certain Effects of the Offer. The purchase of the Shares pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of shareholders who do not tender their Shares. If you retain your Shares, you will be subject to any increased risks that may result from the reduction in the Fund’s aggregate assets resulting from payment for the Shares, including, for example, the potential for greater volatility due to decreased diversification and higher expenses. All Shares purchased by the Fund pursuant to the Offer will be retired by the Fund’s Board of Trustees.

     The Fund has commenced the process of liquidating portfolio assets and unwinding its affairs in preparation for the Fund’s anticipated termination on or before December 31, 2014. The Fund continues to exist in order to liquidate its property, discharge its liabilities and distribute remaining capital to shareholders, and otherwise conduct its operations for the purposes of effecting the complete liquidation and dissolution of the Fund in accordance with the Plan of Liquidation and Dissolution. The Fund may hold assets, pending distribution, in cash or cash equivalents and may effect distributions through tender offers for its shares. The Fund may not be actively managed during the liquidation period in accordance with its investment objectives and policies or in a manner designed to produce investment returns analogous to that which it attempted to achieve during its investment operations. While the Fund expects to make periodic liquidating distributions to shareholders in advance of its termination and its final liquidating distribution of assets on or prior to December 31, 2014, the Fund is otherwise unable to predict when it will make liquidating distributions to shareholders under the Plan of Liquidation and Dissolution. The actual amount to be received as liquidating distributions by shareholders is subject to uncertainties and not possible to predict at this time. See Section 10 “Certain Information About the Fund” and Section 12 “Certain Federal Income Tax Consequences” for additional information.

     8. Source and Amount of Funds. The price to be paid by the Fund for each Share tendered in the Offer will equal their NAV per Share as of the close of business of the New York Stock Exchange on the Expiration Date. Based on the NAV on February 19, 2014, the aggregate purchase price if 45,400 Shares are tendered and accepted for payment pursuant to the Offer will be approximately $31 million. The Fund anticipates that the purchase price for any of its Shares acquired pursuant to the Offer may be derived by the Fund from (i) cash on hand, (ii) the proceeds from the sale of cash equivalents held by the Fund, and/or (iii) the proceeds of sales of portfolio investments held by the Fund.

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     9. Summary of Selected Financial Information. Set forth below is a summary of selected financial information for the Fund for the fiscal years ended December 31, 2012 and December 31, 2011 and unaudited financial information for the six month period ended June 30, 2013. The financial information for the fiscal years ended December 31, 2012 and December 31, 2011 is excerpted from the Fund’s audited financial statements. The Fund’s audited financial statements for the fiscal years ended December 31, 2012 and December 31, 2011 are included in the Fund’s 2012 and 2011 Annual Reports, respectively, which are incorporated by reference into this Offer to Purchase. The financial information with respect to the six month period ended June 30, 2013 is excerpted from the Fund’s unaudited financial statements, which are included in the Fund’s 2013 Semi-Annual Report. The Fund’s 2013 Semi-Annual Report is incorporated by reference into this Offer to Purchase. More comprehensive financial information is included in the Fund’s financial statements, copies of which have been filed with the SEC. You may request a copy of the Fund’s Annual Reports or Semi-Annual Report at no charge at www.blackrock.com or by calling 1-800-441-7762 between 8:00 a.m. and 6:00 p.m., Eastern Time, any business day. The summary of the Fund’s selected financial information set forth below is qualified in its entirety by reference to such Annual Reports and Semi-Annual Report and the financial information, the notes thereto and related material contained therein.

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SUMMARY OF SELECTED FINANCIAL INFORMATION

	As of June 30, 2013	As of December 31, 2012	As of December 31, 2011
ASSETS AND LIABILITIES
Total assets	$184,776,328	$236,754,384	$292,054,424
Total liabilities	5,359,783	1,640,789	2,073,586
Net assets	$179,416,545	$235,113,595	$289,980,838
Net asset value per share	$988.18	$1,032.55	$1,063.69
Shares of capital stock outstanding	181,562	227,701	272,618
STATEMENT OF OPERATIONS
Total income	$7,679,638	$19,557,309	$24,911,128
Total expenses after fees waived	1,717,575	4,289,690	5,198,957
Net investment income	$5,962,063	$15,267,619	$19,712,171
REALIZED AND UNREALIZED GAIN (LOSS)
Net realized gain (loss) from investments, swaps, foreign
currency transactions, financial futures contracts	$882,513	$3,171,816	$6,504,210
Net change in unrealized appreciation/depreciation
on investments, swaps, foreign currency transactions	$(6,314,879)	$(857,512)	$(17,741,415)
FINANCIAL HIGHLIGHTS
Per Share Operating Performance
Net investment income[1]	$29.37	$64.05	$70.23
Net realized and unrealized gain (loss)	(28.61)	7.35	(64.15)
Total dividends and distributions	(45.00)	(102.00)	(107.50)
Ratios to Average Net Assets
Total expenses	1.66%[2]	1.68%	1.63%
Total expenses after fees waived	1.65%[2]	1.68%	1.62%
Total expenses after fees waived and excluding
interest expense	1.65%[2]	1.67%	1.62%
Net investment income	5.74%[2]	5.98%	6.15%

[1]	Based on average shares outstanding.
[2]	Annualized.
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10. Certain Information About the Fund.

     The Fund is organized as a Delaware statutory trust and diversified, closed-end management investment company registered under the Investment Company Act of 1940 (the “1940 Act”).

The principal executive office of the Fund is located at 100 Bellevue Parkway, Wilmington Delaware, 19809.

     The Fund’s investment objective is to seek to provide high current income, with a secondary objective of capital appreciation. The Fund seeks to achieve its investment objective by investing, under normal market conditions, at least 80% of its total assets in a portfolio of loan and debt instruments and loan-related and debt-related instruments. No assurance can be given that the Fund’s investment objective will be achieved.

     There have not been any transactions involving the Shares of the Fund that were effected during the past 60 business days by the Fund, by any executive officer or Trustee of the Fund, by any person controlling the Fund, by any executive officer or director of any corporation ultimately in control of the Fund or by any associate or subsidiary of any of the foregoing including any executive officer or director of any such subsidiary.

     The Fund is scheduled to terminate on or before December 31, 2014 pursuant to the Fund’s Agreement and Declaration of Trust. On February 7, 2013, the Board of Trustees of the Fund approved the Plan of Liquidation and Dissolution of the Fund. Under the Plan of Liquidation and Dissolution, the Fund continues to exist in order to liquidate its property, discharge its liabilities and distribute remaining capital to shareholders, and otherwise conduct its operations for the purposes of effecting the complete liquidation and dissolution of the Fund in accordance with the Plan of Liquidation and Dissolution. The Fund has commenced the process of liquidating portfolio assets and unwinding its affairs in preparation for the Fund’s anticipated termination on or before December 31, 2014. The Fund may hold assets pending distribution in cash or cash equivalents during the liquidation period. The Fund may not be actively managed during the liquidation period in accordance with its investment objectives and policies or in a manner designed to produce investment returns analogous to that which it attempted to achieve during its investment operations.

     In connection with the Plan of Liquidation and Dissolution, the Fund expects to make periodic liquidating distributions to shareholders in advance of its termination. However, the Fund is unable to predict when it will make liquidating distributions to shareholders under the Plan of Liquidation and Dissolution. The Fund expects to make its final liquidating distribution of assets on or prior to December 31, 2014. The Fund may effect distributions through tender offers for its shares.

     The actual amount to be received as liquidating distributions by shareholders is subject to uncertainties and not possible to predict at this time. Furthermore, the market value of the Fund’s portfolio securities may decline during the liquidation period resulting in a reduction in the amounts available for liquidating distributions. The amount available for distribution to shareholders will be based, in part, on the value of the Fund’s assets at the time of liquidation and then-current market conditions; the amount of the Fund’s actual costs, expenses and liabilities to be paid in the future; the potential market impact of liquidation of portfolio securities under current and developing market conditions; general business and economic conditions; and the time required to liquidate the Fund’s assets, all of which cannot be predicted with any certainty at this time.

     As soon as reasonably practicable on or after the Fund’s anticipated termination date on or before December 31, 2014, the Fund will cease doing business as a registered investment company and will apply for deregistration under the 1940 Act.

     A copy of the Fund's Plan of Liquidation and Dissolution is attached as Exhibit (a)(5)(v) to the Fund’s tender offer statement on Schedule TO, filed with the SEC via EDGAR on February 25, 2013. See Section 11 “Additional Information.”

See Section 12 “Certain Federal Income Tax Consequences” for additional information.

     11. Additional Information. The Fund has filed an issuer tender offer statement on Schedule TO with the SEC, which includes certain additional information relating to the Offer. Such material may be inspected and copied at prescribed rates at the SEC’s public reference facilities at 100 F Street, N.E., Washington, D.C. 20549 and Room 3190, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may

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also be obtained by mail at prescribed rates from the Public Reference Branch of the SEC at 100 F Street N.E., Washington, DC 20549-1090. The SEC maintains a Web site (http://www.sec.gov) that contains the Fund’s Schedule TO and other information regarding the Fund.

     12. Certain Federal Income Tax Consequences. The following discussion is a general summary of certain federal income tax consequences of a sale of Shares pursuant to the Offer. This discussion addresses only those shareholders that hold their Shares as capital assets (generally, property held for investment). The discussion does not address all of the federal income tax consequences that may be relevant to particular holders of Shares in light of their individual circumstances or, except where specifically identified, to holders of Shares that are subject to special rules. The discussion is based upon the Code, the Treasury regulations under the Code, and published rulings and decisions, all as currently in effect and all of which are subject to change, possibly with retroactive effect. No assurance can be given that the Internal Revenue Service (the “IRS”) would not assert, or that a court would not sustain, a position contrary to those set forth below. You should consult your own tax advisor for a complete description of the tax consequences to you of a sale of Shares pursuant to the Offer.

     As described above, the Fund has adopted a plan of liquidation and dissolution and is currently in the process of effecting a complete liquidation pursuant to that plan. Accordingly, for federal income tax purposes, the Fund intends to treat any payments made to holders of Shares pursuant to the Offer as liquidating distributions made in complete liquidation of the Fund pursuant to that plan, and the following discussion is based on such treatment.

     Amounts received by a shareholder in a distribution in complete liquidation of the Fund, including amounts received pursuant to the Offer, are treated as in full payment in exchange for the shareholder’s Shares of the Fund. If a shareholder holds different blocks of the Fund’s Shares (generally as a result of having acquired different Shares at different times or at different prices), gains or losses are calculated separately with respect to each block of Shares. In general, each shareholder must allocate each liquidating distribution from the Fund, including amounts received pursuant to the Offer, proportionately to each block of Shares (regardless of which particular shares are sold pursuant to the Offer) and must compare the allocated portion of each liquidating distribution with the shareholder’s adjusted tax basis in each block of Shares at the time of such distribution. In calculating and reporting gain or loss, a shareholder must first apply a liquidating distribution against, and reduce, the adjusted tax basis of its Shares for a particular block. Such adjusted tax basis is then used to calculate any gains or losses in connection with future liquidating distributions from the Fund. Thus, the total gain or loss realized by a shareholder with respect to a particular block of Shares after receipt of all of liquidating distributions will equal (1) the aggregate of the liquidating distribution allocated to such block less (2) the shareholder’s aggregate adjusted tax basis in such block. Such gain or loss will be long-term capital gain or loss provided that the shareholder’s holding period for such Shares was more than one year at the time of the relevant distribution.

     In general, a shareholder will recognize gain with respect to a block of shares as soon as (and to the extent that) the amount distributed to it exceeds its adjusted basis for such block of shares. However, a shareholder of a liquidating corporation cannot recognize a loss with respect to its shares until the shareholder receives its final liquidating distribution from the corporation. Thus, if a shareholder does not sell all of its Shares pursuant to the Offer, it may not be permitted to recognize a loss on such Shares until it receives a final liquidating distribution with respect to its retained Shares. A shareholder that sells all of its Shares pursuant to the Offer should be permitted to recognize a loss at that time. Shareholders should consult their own tax advisors on the year in which they can claim a loss, if any, on their Shares.

     Any loss recognized with respect to Shares held for six months or less will be treated as a long-term capital loss to the extent of any capital gain dividends received (including undistributed capital gains deemed received) by the shareholder. The deductibility of capital losses is subject to statutory limitations.

     The gross proceeds paid to a shareholder or other payee pursuant to the Offer may be subject to a backup withholding tax unless either: (a) the shareholder has provided the shareholder’s taxpayer identification number/social security number, and certifies under penalty of perjury: (i) that such number is correct, and (ii) either that (A) the shareholder is exempt from backup withholding, (B) the shareholder is not otherwise subject to backup withholding as a result of a failure to report all interest or dividends, or (C) the IRS has notified the shareholder that the shareholder is no longer subject to backup withholding; or (b) an exception applies under the applicable laws and Treasury regulations.

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     Foreign shareholders may be required to provide the Transfer Agent with a completed Form W-8BEN, available from the Transfer Agent, in order to avoid a withholding on the gross proceeds received pursuant to the Offer. Any amounts withheld as a backup withholding tax may be credited or refunded against a shareholder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

     A shareholder that is not a U.S. person for federal income tax purposes will generally not be subject to a U.S. withholding tax or a U.S. federal income tax on the gain, if any, recognized upon receipt of liquidating distributions from the Fund, including proceeds paid pursuant to the Offer. Different tax consequences may result if the foreign investor is engaged in a U.S. trade or business or, in the case of an individual, is present in the United States for 183 days or more during the taxable year and certain other conditions are met. Foreign shareholders should consult their tax advisers regarding application of these withholding rules.

     Shareholders that sell their Shares pursuant to the Offer may be subject to state, local, or foreign taxes. Shareholders are urged to consult their own tax advisers regarding the U.S. federal, state, local, or foreign tax consequences to them of selling their Shares pursuant to the Offer.

     13. Extension of Tender Period; Termination; Amendments. The Fund reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by making a public announcement thereof. Such public announcement will be issued no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date and will disclose the approximate number of relevant Shares tendered as of that date. In the event that the Fund so elects to extend the Offer period, the NAV for the Fund’s Shares tendered will be determined as of the close of business of the New York Stock Exchange on the Expiration Date, as extended. During any such extension, all Shares previously tendered and not purchased or withdrawn will remain subject to the Offer. The Fund also reserves the right, at any time and from time to time up to and including the Expiration Date, to (a) terminate the Offer and not to purchase or pay for any Shares, and (b) amend the Offer in any respect, including but not limited to, amending the number of its Shares subject to the Offer. If a material change is made to the terms of the Offer, the Fund will promptly make a public announcement of any such change. Without limiting the manner in which the Fund may choose to make a public announcement of an extension, termination or amendment of the Offer, except as provided by applicable law (including Rule 13e-4(e)(2) under the Securities Exchange Act of 1934), the Fund shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a press release.

     14. Miscellaneous. The Offer is not being made to, nor will tenders be accepted from, shareholders in any jurisdiction in which the Offer or its acceptance would not comply with the securities laws of such jurisdiction. The Fund is not aware of any jurisdiction in which the Offer or tenders pursuant thereto would not be in compliance with the laws of such jurisdiction. However, the Fund reserves the right to exclude shareholders from the Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. The Fund believes such exclusion is permissible under applicable tender offer rules, provided the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer.

BLACKROCK FIXED INCOME
VALUE OPPORTUNITIES

February 24, 2014

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